UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 12, 2012 (March 9, 2012)

BARNES & NOBLE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12302	06-1196501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, NY		10011
(Address of Principal Executive Offices)		(Zip Code)

(212) 633-3300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported in a press release dated March 12, 2012, Barnes & Noble, Inc. (the “Company”) announced that Michael P. Huseby would join the Company as Chief Financial Officer effective March 13, 2012.

Mr. Huseby, age 56, was previously at Cablevision Systems Corporation, a leading telecommunications and media company, where he served as Executive Vice President and Chief Financial Officer from 2004 to 2011 and played a key role in the company’s growth during his tenure. From 1999 to 2002, Mr. Huseby served as Executive Vice President, Finance and Administration, of AT&T Broadband, a provider of cable television services. Among his responsibilities, he oversaw the roll out of newly-developed and evolving advanced digital video, data and voice products. He also led the team that completed the merger of AT&T Broadband with Comcast Corporation in 2002. Mr. Huseby has a distinguished career in financial management spending over 20 years at Arthur Andersen as a Global Equity Partner.

The Company and Mr. Huseby entered into an employment agreement (the “Huseby Agreement”) dated March 9, 2012 and effective March 13, 2012 (the “Huseby Effective Date”). The term of the Huseby Agreement will be for the period beginning on the Huseby Effective Date and ending on the third anniversary of the Huseby Effective Date, and the term will automatically renew for additional periods of one year, unless either party gives the other party 90 days’ written notice.

Pursuant to the Huseby Agreement, Mr. Huseby agrees to serve as the Company’s Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer. Mr. Huseby will be entitled to an annual base salary of $850,000, or such higher amount as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”). In addition, Mr. Huseby will be entitled to participate in the Company’s Executive Performance Plan, with a target bonus amount of not less than 150% of his annual base salary. The amount of Mr. Huseby’s annual bonus compensation for the fiscal year ending April 30, 2013 is guaranteed at 150% of his annual base salary. Mr. Huseby will also be eligible for grants of equity-based awards under the Company’s 2009 Incentive Plan, as determined by the Committee. Mr. Huseby will also receive any benefits to which he is entitled under the employee benefits plans that the Company provides for its employees and executive officers generally, as well as certain other benefits.

The Huseby Agreement also provides for a grant of 275,000 shares of restricted stock units of the Company, which will vest in two equal annual installments on the second and third anniversaries of the Huseby Effective Date. Notwithstanding the foregoing, this equity award grant will vest immediately upon the occurrence of a “change in control”, and in the event that, during the term of the Huseby Agreement, he is terminated by the Company without “cause” or he terminates for “good reason”.

Mr. Huseby is an “at will” employee and will not be entitled to any severance benefits pursuant to the Huseby Agreement, except in the following circumstances. In the event that his employment is terminated by the Company without “cause” or he terminates for “good reason”, subject to the execution of a release of claims against the Company, Mr. Huseby will be entitled to an amount equal to two times the sum of Mr. Huseby’s annual base salary, average bonus and benefits costs. If, upon a “change in control”, such a termination of employment occurs during the greater of two years following the “change in control” and the remainder of the term of the Huseby Agreement, Mr. Huseby will be entitled to an amount equal to three times the sum described above. Notwithstanding the foregoing, such severance payments in connection with a “change in control” will be reduced if a reduction would result in Mr. Huseby retaining a greater net-after tax amount following the application of Section 280G of the Internal Revenue Code of 1986, as amended.

The Huseby Agreement provides that Mr. Huseby will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. The non-competition and non-solicitation covenants apply during the term of the Huseby Agreement for the two-year period following termination of employment, and the confidentiality and non-disparagement covenants apply during the term of the Huseby Agreement and at all times thereafter.

The foregoing description of the Huseby Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Huseby Agreement filed as Exhibit 10.1 to this report and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

     (d)     Exhibits

10.1	Employment Agreement, dated March 9, 2012, between Barnes & Noble, Inc. and Michael P. Huseby.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES & NOBLE, INC. (Registrant)

By:	/s/Allen W. Lindstrom
Allen W. Lindstrom
Interim Chief Financial Officer

Date: March 12, 2012

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement, dated March 9, 2012, between Barnes & Noble, Inc. and Michael P. Huseby.

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